                                         Exhibit 10.17















                             TOWER TECH, INC.


                           1993 STOCK OPTION PLAN

                            ____________________

                             TABLE OF CONTENTS

                                                            Page No.

     1.  Purpose. . . . . . . . . . . . . . . . . .    1

     2.  Definitions .  . . . . . . . . . . . . . .    1

     3.  Eligibility .  . . . . . . . . . . . . . .    2

     4.  Administration of the Plan . . . . . . . .    2

     5.  Number of Shares Subject to Options. . . .    3

     6.  Terms and Conditions of Options. . . . . .    3

         6.1   Duration of Options and Amount
               Exercisable. . . . . . . . . . . . .    3
         6.2   Form of Option . . . . . . . . . . .    3
         6.3   Exercise Price . . . . . . . . . . .    4
         6.4   Restrictions on Transfer . . . . . .    4
         6.5   Exercise of Options. . . . . . . . .    4

     7.  Provisions Applicable to Incentive Stock
         Option. . . . . . . . . . . . . . . . . .     5

         7.1   Ten Percent Shareholders . . . . . .    5
         7.2   Exercise Price . . . . . . . . . . .    5
         7.3   Annual Limitation. . . . . . . . . .    5

     8.  Termination of Employment. . . . . . . . .    5

         8.1   Change of Employment Status. . . . .    5
         8.2   Termination other than Because of Death
               or Disability. . . . . . . . . . . .    5
         8.3   Termination Because of Death or
               Disability . . . . . . . . . . . . .    6

     9.     Changes in Capital Structure,
            Reorganizations, Merger, Etc. . . . . .    6

        9.1   Company's Power to Change Structure,
              Reorganize, Merge, etc. . . . . . . .    6
        9.2   Effect of Recapitalization or Similar
              Transaction . . . . . . . . . . . . .    6
        9.3   Effect of Dissolution, Liquidation,
              Reorganization or other Transaction in
              which the Company is not the Survivor    7

     10.    Withholding Taxes.. . . . . . . . . . .    7
     11.    Compliance with Law and Approval of
            Regulatory Bodies . . . . . . . . . . .    8

     12.    Amendment, Suspension or Termination of
            Plan . . . . . . . . . . . . . . .  . .    8

     13.    Effective Date and Duration of Plan . .    9

     14.    Indemnification of Committee. . . . . .    9

                                                     Exhibit 10.17

                             TOWER TECH, INC.
                          1993 STOCK OPTION PLAN


     1. PURPOSE. The purpose of the Tower Tech, Inc. 1993 Stock Option Plan (the "Plan") is to further the interests of Tower Tech, Inc.
 by providing incentives to employees and directors of the Company and its Subsidiaries who contribute to the management, growth and protection of the Company's business, through the granting to such persons of Options to purchase shares of the Common Stock of the Company, all as hereinafter provided.

     2. DEFINITIONS. As used in this Plan, the following terms shall have the meaning as specified below:

     BOARD OF DIRECTORS shall mean the Board of Directors of the Company.

     CODE shall mean the Internal Revenue Code of 1986, as amended.

     COMMITTEE shall mean the Committee appointed by the Board of Directors to administer the Plan, as further described in Section 4.

     COMMON STOCK shall mean the Company's presently authorized common stock, par value $.001 per share, except as this definition may be modified as provided in Section 9.

     COMPANY shall mean Tower Tech, Inc., an Oklahoma corporation, and any successor corporation which adopts this Plan and assumes outstanding Options and into which Tower Tech, Inc. is merged or which becomes the "parent corporation" (as defined in Section 425(c) of the Code) of Tower Tech, Inc.

     ELIGIBLE PERSONS shall mean an employee or director of the Company or a Subsidiary who in the discretion of the Committee is deserving of Options.

     EXCHANGE ACT shall mean the Securities Exchange Act of 1934.

     EXERCISE PRICE shall mean the price to be paid for the shares of Common Stock to be purchased pursuant to the exercise of an Option.

     FAIR MARKET VALUE shall mean the value as of the relevant date determined in good faith by the Committee utilizing any method of determining such value which the Committee deems reasonable and prudent.

     OPTION shall mean an incentive stock option, as described in Section 422 of the Code, or a non-qualified stock option, as described in Section
     422 of the Code, or a non-qualified stock option, as described in Sections 83 and 421 of the Code, to purchase shares of Common Stock granted according to the terms of this Plan.

     OPTIONEE shall mean an Eligible Person who is granted an Option.

     STOCK OPTION AGREEMENT shall mean the agreement entered into between the Company and each Optionee setting forthe the contractual terms of the Optionee's Option.

     SUBSIDIARY shall mean any corporation which is a "subsidiary corporation" of the Company, as that term is defined in Section 425(f) of the Code, and any partnership, joint venture or other business entity in which the Company owns at least a 10 percent equity interest.

     3. ELIGIBILITY. Options may be granted only to Eligible Persons. Nothing in Plan shall be deemed to give any person the right to participate in the Plan or to receive an Option hereunder. The granting of Options pursuant to the Plan shall be entirely at the discretion of the Committee.

     4.     ADMINISTRATION OF THE PLAN.  The Plan shall
     be administered by the Committee, which shall be appointed by the Board of Directors and shall consist of not less than two members of the Board of Directors. The members of the Committee shall serve at the pleasure of the
 Board of Directors.   Members of the Committee shall be ineligible to
 receive Options while serving on the Committee, and no member of the Board of Directors may become a member of the Committee who, during the year preceding appointment, has been granted or awarded options or equity securities of the Company under the Plan or any other plan of the Company which provides for the issuance of equity securities of the Company, options to acquire equity shares or stock appreciation rights if such grant or award would result in such person not being a disinterested person as defined in Rule 16b-3 promulgated under the Exchange Act. The actions approved by a majority of all members of the Committee at any meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee without a meeting, shall be the valid acts of the Committee hereunder. Subject to the terms, provisions and conditions of This Plan, the Committee shall have full and final authority in its discretion to, among other things, determine (a) the Eligible Persons to whom Options are to be granted; (b) the number of shares subject to each Option; (c) the time or times at which Options will be granted; (d) the Option Price of the shares subject to each Option; (e) the time or times at which each Option becomes exercisable and the duration of the exercise period; (f) the provisions and forms of any Stock Option Agreement or other instrument evidencing any Option under this Plan (which shall not be inconsistent with this Plan but which need not be identical); (g) whether the shares of Common Stock which are subject to an Option will be subject to any restrictions upon exercise of such Option; (h) such rules and regulations as in its opinion may be advisable in the administration of this Plan; and (i) the procedures and methods for construing and interpreting this Plan. In selecting the Eligible Persons to whom Options shall be granted, as well as in determining thenumber of shares subject to and the terms and provisions of each Option, the Committee shall weigh such factors as it shall deem relevant to accomplish the purposes of this Plan. A person who has been granted an Option may, if that person is otherwise eligible, be granted an additional Option or Options, if the Committee shall so determine.

     5. NUMBER OF SHARES SUBJECT TO OPTIONS. Subject to the provisions of Section 9 hereof, the maximum aggregate number os shares of Common Stock which may be issued pursuant to the exercise of Options under this Plan shall be Five Hundred Thousand (500,000) shares. The shares of Common Stock to be delivered upon the exercise of Options under this Plan shall be made available either from the authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as Treasury shares. In the event that any outstanding Option for any reason shall expire or is terminated or canceled, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

     6. TERMS AND CONDITIONS OF OPTIONS. All Options granted pursuant to this Plan shall be evidenced by Stock Option Agreements in such form and containing terms and conditions which shall not be inconsistnet with this Plan as the Committee shall from time to time approve. No Option shall be deemed granted until a Stock Option Agreement for such Option has been executed by the Company. In the event of any conflict between the terms of a Stock Option Agreement and the Plan, the terms of the Plan shall control the conflict. Stock Option Agreements need not be identical but shall comply with or incorporate by reference the following terms, conditions and definitions from this Plan:

            6.1     DURATION OF OPTIONS AND AMOUNT
                    EXERCISABLE.  Subject to Section 7,
     no Option shall be exercisable after the expiration of ten years from the date the Option is granted. An Option shall expire immediately following the last day on which such Option is exercisable. The Committee in its discretion may provide that an Option shall be exercisable throughout the entire term of the Option or during any lesser period of time commencing on or after the date of grant of the Option and ending on or before the expiration of the term of the Option.
     Each Option may be exercised, so long as it is valid and outstanding, from time to time in whole or in part, subject to any limitations with respect to the number of shares for which the Option may be exercised at any particular time and such other conditions as the Committee may in its discretion specify in a Stock Option Agreement with respect to any particular Option.

            6.2     FORM OF OPTION.  Each Stock Option
     Agreement shall specify whether the Option evidenced by such Stock Option Agreement is an incentive stock option or a non-qualified stock option. Notwithstanding such designation in a Stock Option Agreement, in the event an Option which is designated as an incentive stock option fails to qualify as an incentive stock option under
     Section 422 of the Code, then such Option shall be deemed to be a non-qualified stock option. Any
     Option which is not designated by the Committee as an incentive stock option shall be a non-qualified stock option.

            6.3     EXERCISE PRICE.  The Exercise Price
     shall be determined by the Committee at the time an Option is granted. Except as provided in Section
     7, the Exercise Price may be more or less than the Fair Market Value of the shares subject to the Option at the time it is granted.

            6.4     RESTRICTIONS ON TRANSFER.  Options
     granted under this Plan shall not be transferable or assignable or capable of being pledged or otherwise hypothecated in any way, and shall not be subject to execution, attachment or similar process, other than by will or the laws of descent and distribution as specifically permitted hereunder or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option contrary to the provisions hereof shall be null and void and shall result in termination of the Option. Shares issued upon exercise of an Option shall be subject to such transfer restrictions as may be specified in the Stock Option Agreement or as may be required to assure compliance with state and federal laws;
     provided, however, that in no event shall shares be transferable until six months after the date the Option is granted.

            6.5     EXERCISE OF OPTIONS.  The Options
     shall be exercisable only by the Optionee or the Optionee's legal guardian or personal representative, if any, in the case of exercise following the death or disability of the Optionee as provided for in Section 8. Options granted pursuant to this Plan shall be exercised by delivery to the Company of a written notification specifying the number of shares which the Optionee then desires to purchase together with payment for such shares. Payment may be made in the form of either (a) cash, certified check or postal or express money order to the Company for an amount in the United States dollars which is equal to the aggregate Exercise Price for such shares, (b) the exchange of a number of shares of Common Stock previously acquired by the Optionee or subject to Options held by the Optionee, free and clear of all liens or encumbrances, the Fair Market Value of which at the time of exercise, in the opinion of the Committee, is equal to the aggregate Exercise
     Price of such shares, accompanied by executed stock powers and any other documents of transfer requested by the Committee; or (c) a combination of (a) and (b). No fractional shares may be issued or accepted by the Company with respect to the exercise of an Option. Options may be exercisable in installments (which may be cumulative or noncumulative or subject to acceleration) during the term of an Option as may be determined by the Committee at the date of grant.

     7.     PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS.
  The following provisions shall apply only to incentive stock options granted under the Plan:

            7.1     TEN PERCENT SHAREHOLDERS.
     Notwithstanding any other provision of this Plan, no incentive stock option shall be granted under this Plan to an Eligible Person who, at the time the Option is granted, is the owner of more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time such Option is granted, the Exercise Price is at least 110 percent of the Fair
     Market Value of the Common Stock subject to the Option, and such Option by its terms is not exercisable more than five (5) years after the date it is granted.

            7.2     EXERCISE PRICE.  Except as provided
     in Section 7.1, the Exercise Price shall not be less than 100 percent of the Fair Market Value (but in no event less than par value) of the shares covered thereby at the time the Option is granted.

            7.3     ANNUAL LIMITATION.  To the extent
     that the aggregate Fair Market Value of Common
     Stock with respect to which incentive stock options
     (without regard to this Section 7.3) are exercisable for the first time by an Eligible
     Person during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as options which are not incentive stock options. This Section 7.3 shall be applied by taking Options into account in the order which they were granted. If some but not all options granted on any one day are subject to this Section 7.3, then such Options shall be apportioned between incentive stock options and non-qualified stock options in such manner as the Committee shall determine. For purposes of this Section 7.3, the Fair Market Value of any
     Common Stock shall be determined as of the date the various Options were granted.

     8.     TERMINATION OF EMPLOYMENT.

            8.1     CHANGE OF EMPLOYMENT STATUS.  No
     Option shall be affected by any change of duties or position of an Optionee (including transfer to or from a Subsidiary) so long as such Optionee continues to be an employee or a director of the Company or a Subsidiary. Nothing in this Plan or in any Option granted hereunder shall confer upon any Optionee any right to continue in the employ of the Company or any Subsidiary, and the Company's right to terminate the employment of an Optionee at any time for any reason shall not be diminished or affected because an Option was granted to the Optionee.

            8.2     TERMINATION OTHER THAN BECAUSE OF
     DEATH OR DISABILITY.  Unless a Stock Option
     Agreement provides otherwise, if an Optionee ceases to be an employee of the Company or a Subsidiary for any reason, other than by reason of the death or disability of an Optionee, as provided for in
     Section 8.3 below, then all Options held by such Optionee which are not exercisable when the employee ceases to be an employee shall terminate and all Options which are exercisable when an Optionee ceases to be an employee must be exercised prior to the earlier of (i) the expiration date of the option period of such exercisable Options, or
     (ii) the date occurring 30 days after the date on which the Optionee ceases to be an employee of the Company or a Subsidiary.

            8.3     TERMINATION BECAUSE OF DEATH OR
     DISABILITY. Unless a Stock Option Agreement provides otherwise, if an Optionee dies or becomes disabled while he or she is an employee of the Company or a Subsidiary, Options which are exercisable on the date of death of disability of such Optionee may be exercised by the Optionee or by the Optionee's personal representative or other lawful successor to the extent that such Options could have been exercised by the deceased or disabled Optionee immediately prior to the Optionee's death or disability. Such Options must be exercised prior to the earlier of (i) the expiration date of the option period of the subject
     Options, or (ii) the date occurring twelve months after the date of the Optionee's death or disability. All options held by such Optionee which are not exercisable at the time of the Optionee's death or disability shall terminate.
     For purposes of this Plan, the employment of an Optionee will be deemed to be terminated due to the Optionee's disability if the Committee determines that the Optionee suffers from a physical or mental condition which renders the Optionee unable to perform his or her duties of employment in a competent and satisfactory manner on a full-time basis, and such disability is reasonably likely to continue for an indefinite period of time, subject, however, to any written employment agreement that may be in effect between the Optionee and the Company.

     9.     CHANGES IN CAPITAL STRUCTURE,
            REORGANIZATIONS, MERGER, ETC.

            9.1     COMPANY'S POWER TO CHANGE STRUCTURE,
                    REORGANIZE, MERGE, ETC.  The
     existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to declare or distribute any stock dividend or to make or authorize any recapitalization, reorganization, merger, split-up, combination or other change in the Company's capital structure or its business, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise. Except as expressly provided herein, no such corporate act or the issuance of securities by the Company shall affect any Options outstanding under the Plan.

            9.2     EFFECT OF RECAPITALIZATION OR
                    SIMILAR TRANSACTION.  In the event
     of any change in the total number of outstanding shares of equity securities of the Company by reason of any stock dividend, stock split, recapitalization, or similar transaction in which there is a distribution of equity securities of the Company for substantially below Fair Market Value, then (a) the number, class and per share price of shares of Common Stock subject to outstanding
     Options shall be appropriately adjusted in such manner as to entitle an Optionee to receive upon exercise of an Option, for the same aggregate
     Exercise Price, the same total number and class of equity securities as he would have received had he exercised his Option in full issuance under the Plan shall be adjusted by substitution for the total number and class of shares of Common Stock then reserved that number and class of shares of equity securities that would have been received by the owner of an equal number of outstanding shares of Common Stock as a result of the event requiring the adjustment.

            9.3     EFFECT OF DISSOLUTION, LIQUIDATION,
                    REORGANIZATION OR OTHER TRANSACTION
                    IN WHICH THE COMPANY IS NOT THE
                    SURVIVOR.  Upon the dissolution or
     liquidation of the Company, the sale of all or substantially all of the Company's assets, or the occurrence of any merger, consolidation, reorganization, or other transaction in which the Company is not the surviving corporation, then in the absolute discretion of the Committee, (a) all Options outstanding under the Plan shall be assumed by the successor, remaining, or surviving corporation, or new options shall be substituted for such Options, all as provided in Section 425(a) of the Code and to the extent permitted by the Code, in which event such assumption shall be made on a full and equivalent basis in accordance with
     Section 425 of the Code in order to preclude any "modification" of such Options which would be considered as the grant of new options, or (b) all Options which are then exercisable, or all Options outstanding under the Plan regardless of whether they are then exercisable, shall be exercisable for a period of 15 days immediately prior to such event and, after the Optionee has been afforded the opportunity to exercise his then remaining Options as aforesaid and to the extent that such Options are not timely exercised during such period, the terms and provisions of this Plan and any Stock
     Option Agreement granted hereunder will no longer continue in effect, and the Options shall terminate.

     10.     WITHHOLDING TAXES.

     The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for Common Stock issued hereunder, that the Optionee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant of an Option or any delivery of Common Stock upon exercise of an Option. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) with respect to any grant of an Option or to the delivery of Common Stock upon exercise of an Option under the Plan.

     Subject to Committee approval, an Optionee may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with a grant under the Plan.
  Such election must be made on or before the date the amount of tax to be withheld is determined and, if applicable, subject to rules, regulations and interpretations of the Securities and Exchange Commission under
Section 16(b) of the Exchange Act. Once made, the election shall be irrevocable. The withholding tax obligation that may be paid by the withholding or delivery of shares may not exceed the Optionee's minimum federal, state and local income tax obligations in connection with the grant. The fair market value of the Shares to be withheld or delivered will be the Fair Market Value on the date last preceding the date the amount of tax to be determined.

     11.     COMPLIANCE WITH LAW AND APPROVAL OF
             REGULATORY BODIES. Notwithstanding any other provision of this Plan or of any Stock Option Agreement, the Company shall be under no obligation and shall not issue shares under this Plan, except in compliance with all applicable federal and state laws and regulations and in compliance with rules of any stock exchanges or listing organizations with which the Company's shares may be listed. The determination as to whether the issuance of shares under this Plan are in compliance with applicable federal and state laws and regulations and rules of stock exchanges and listing organizations shall be made solely by the Committee.

            11.1     USE OF RESTRICTIVE LEGENDS.  Any
     certificate issued to evidence shares as to which an Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

            11.2     REPRESENTATION OF INVESTMENT
                     INTENT.  Any person receiving an
     Option and any person or estate exercising an Option may be required by the Committee to give a written representation that the shares subject to the Option will be acquired for investment and not with a view to public distribution; provided, however, that the Committee, in its sole discretion, may release any person receiving an Option from any such representations either prior to or subsequent to the exercise of an Option granted pursuant to this Plan.

            11.3     REPRESENTATION OF OWNERSHIP.  In
     the case of the exercise of an Option by a person or estate acquiring the right to exercise such Option by bequest or inheritance or by reason of the death of the optionee, the Committee may require reasonable evidence as to the ownership of such Option and may require such consents and releases of taxing authorities as the Committee may deem advisable.

     12. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN. The Board of Directors may at any time terminate or from time to time amend or suspend this Plan; provided, however, that (i) no such amendment shall alter or impair any of the rights or obligations under any Option theretofore granted to an Optionee under this Plan without the consent of the affected Optionee, and (ii) the Board of Directors may not amend Section 3 more often than once every six months, other than to comport with changes in the Code, the
Employee Retirement Income Security Act or the rules thereunder. Notwithstanding the foregoing, the Board of Directors may not, without further approval of the shareholders of the Company, amend the Plan to:

            (a)  materially increase the total number of
     shares of Common Stock which may be made the subject of Options to be granted under the Plan, either in the aggregate or to an individual
     Eligible Person;

            (b)  change the manner of determination of
     the Option Price as set forth in Section 5.2 hereof;

            (c)  extend the maximum period during which
     Options may be granted or exercised; or

            (d)  materially modify the requirements as
     to eligibility for participation in the Plan.

     13. EFFECTIVE DATE AND DURATION OF PLAN. This Plan was adopted by the Board of Directors and approved by the stockholders on September 23, 1993, and certain amendments to the Plan were adopted by the Board of Directors on December 1, 1995 and approved by stockholders on May 20, 1996, which amendments were effective December 1, 1995. No Options may be granted under this Plan subsequent to ten years after the date (i) this Plan is adopted by the Board of Directors of the Company or (ii) this Plan is approved by the stockholders of the Company, whichever is earlier.

     14. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as directors, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 10 days after institution of any such action, suit or proceeding, such Committee member shall in writing notify the Company of thesame and allow the
Company, at its own expense, to manage the defense of such action, suit or proceeding.

     CERTIFICATE

     The undersigned Secretary of the Company does hereby certify that the foregoing is a complete copy of the Tower Tech, Inc. 1993 Stock Option Plan, as amended through May 20, 1996.



     /ss/ LANA MORGAN
     _________________
     Lana Morgan
     Secretary